Exhibit 99.1

Orion Group Holdings, Inc. Announces Retirement of Two Board Members and Decrease in Board Size

HOUSTON—March 17, 2026--Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced that Thomas (“Tom”) N. Amonett, who has served as an independent member of the Company’s Board of Directors (the “Board”) and Audit Committee since 2007 and Chairman of the Nominating & Governance Committee from 2007 to 2025, informed the Company that he has chosen not to stand for re-election and instead retire from the Board effective at the Company’s upcoming Annual General Meeting of Stockholders on May 19, 2026.

The Company also announced that Margaret (“Peggy”) M. Foran, who has served as an independent member of the Board since 2019, Chairman of the Compensation Committee from 2019 to 2025 and Chairman of the Nominating & Governance Committee since 2025 (and a member of the Nominating & Governance Committee since 2019), informed the Company that she has chosen not to stand for re-election and instead retire from the Board effective at the Company’s upcoming Annual General Meeting of Stockholders on May 19, 2026.

Effective upon Mr. Amonett’s and Ms. Foran’s retirements, the Board has determined to reduce its size from eight directors to six directors.

Austin Shanfelter, the Company’s Chairman of the Board, commented, “We want to thank Tom and Peggy for their years of service to the Company and their many valuable contributions, including their leadership of the Nominating and Governance Committee. Tom has been a steady hand on the Board over the years, and we will miss his strategic mind and sound advice. Meanwhile, Peggy has served as our governance expert and we will miss her legal acumen and public company insights. We wish them all the best in their future endeavors.”

Mr. Amonett stated, “It has been my distinct honor to serve on this Board for 19 years and as Chairman of the Nominating and Governance Committee for almost that whole time. I am proud of the tremendous transformation the Company has achieved over this time, and I leave with great confidence in Orion’s future and the strength of its Board.”

Ms. Foran stated, “I have thoroughly enjoyed my time on the Board over the past six years. The management team and the Board are strong and the Company is well positioned to capture the growth opportunities ahead. I wish the management team and my fellow Board members all the best.”

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Contact: Margaret Boyce 346-278-3762

mboyce@orn.net